Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: (202) 637-2200 Fax: (202) 637-2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels Chicago Frankfur Hamburg	New York Northern Virginia Orange County Paris
March 19, 2007	Hong Kong London Los Angeles	San Diego San Francisco Shanghai
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Cogent Communications Group, Inc.

1015 31st Street N.W.

Washington, D.C. 20007

Re:	Cogent Communications Group, Inc.; 7,683,888 Shares of Common Stock, Par Value $0.001 Per Share

Ladies and Gentlemen:

We have acted as counsel to Cogent Communications Group, Inc., a Delaware corporation (the “Company”) in connection with the sale on the date hereof by certain stockholders of the Company of 7,683,888 shares (the “Stockholder Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2007, as amended to date (File No. 333-140155), (the “Registration Statement”), which included a Prospectus dated January 23, 2007, as supplemented by a Prospectus Supplement dated March 20, 2007, (together, the “Prospectus”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters with out having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Stockholder Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

of LATHAM & WATKINS LLP